UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): September 17, 2024

Cibus, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38161	27-1967997
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6455 Nancy Ridge Drive San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

(858) 450-0008

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Class A Common Stock, $0.0001 par value per share	CBUS	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 8.01.	Other Events.

In connection with its underwritten offering announced today, Cibus, Inc. (the “Company”) is providing the following disclosures, which updates and supplements the Company’s existing business disclosures, as follows:

“Company Overview and Market Opportunity Updates

We are a leading agricultural biotechnology company that uses proprietary gene editing technologies to develop plant traits (or specific genetic characteristics) in seeds. Our primary business is the development of plant traits that help address specific productivity or yield challenges in farming such as traits addressing plant agronomy, disease, insects, weeds, nutrient-use, or the climate. These traits are referred to as productivity traits and drive greater farming profitability and efficiency. They do this in several ways, including, but not limited to, making plants resistant to diseases or pests or enabling plants to process nutrients more efficiently. Certain of these traits lead to the reduction in the use of chemicals like fungicides, insecticides, or the reduction of fertilizer use, while others make crops more adaptable to their environment or to climate change. The ability to develop productivity traits in seeds that can increase farming productivity and reduce the use of chemicals in farming is the promise of gene editing technologies. In addition, we are developing, through partner-funded projects, certain alternative plant-based oils or bio-based fermentation products to meet the functional needs of the new sustainable ingredients industry to replace current ingredients that are identified to raise environmental challenges, such as ingredients derived from fossil fuels, materials that cause deforestation, or materials that raise other sustainability challenges. We remain open to partner-funded program opportunities with our previously established platforms, such as flax, peanut, sugar beet, cassava and alfalfa. Cibus’ core technology is its propriety gene editing platform called the Rapid Trait Development System™, or RTDS®. It is the underlying technology in Cibus’ Trait Machine™ process: a standardized end-to-end semi-automated high-throughput gene editing system that directly edits seed companies’ elite germplasm.

Business Update

On October 18, 2023, Cibus implemented a strategic realignment to align with its primary commercial objective of advancing its late-stage activities. In particular, Cibus is focusing its operations on completing the launch of its first three traits—Pod Shatter Reduction (PSR), HT1 (Herbicide Tolerance), and HT3 (Herbicide Tolerance)—in its crop programs in Canola, Winter Oilseed Rape (WOSR), and Rice, enabling its Soybean platform, and advancing its Sclerotinia resistance trait and HT2 trait in Canola, WOSR, and Soybean.

The Company believes that this refocusing on Cibus’ strengths and highest priorities best positions it to meet its strategic objectives.

As part of the strategic realignment, the Company initiated cost reduction initiatives designed to preserve capital resources for the advancement of Cibus’ priority objectives, which initiatives include reductions in capital expenditures, streamlining of independent contractor utilization, and prioritization of near-term payment obligations.

Since initiating the October 2023 strategic realignment, the Company has continued to proactively assess further cost reduction opportunities, including opportunities to further refine prioritization of the Company’s strategic objectives, to reduce operational expenditures outside of the Company’s strategic priorities, and to otherwise optimize human capital resources and enhance operational efficiency. Considering continuing capital resource constraints, the Company may implement one or more of such additional measures.

Background on the Plant Genetics Industry

Plant genetics is the study of genes, genetic variation, and heredity specifically in plants, seeds, or germplasm. Germplasm is the term used to describe the seeds, plants, or plant parts useful in plant breeding. The plant genetics industry consists of the activities, like breeding and genetics, that are focused on understanding and improving germplasm. Plant genetics for germplasm and traits are the core technologies in seeds and ultimately, the varieties and parental lines of seed companies. These technologies underpin the expected performance of a given seed and are the primary basis for competition in the seed business. These technologies are generally developed internally by seed companies, but they are often bought or licensed from third parties such as other seed companies or the many academic institutions that have large plant genetics programs.

Increasing yields, lowering costs, and making crop outcomes more predictable are the core targets of trait development programs. Each of these targets has a readily quantifiable economic basis for determining the trait value.

The targets addressed by early GMO-based traits were weed and insect management. Each of these had a material impact on farming productivity and sustainability. The Bt trait (an early GMO trait for insect resistance) is an excellent example. It is used to control corn borers and is credited with materially increasing farming productivity both through improved yield and through material reduction in the use (and cost) of insecticides. A 2010 National Research Council study concurred that Bt crops led to reduced pesticide use and /or the use of pesticides with lower toxicity compared to those used on conventional crops.

Based on the underlying positive economics of the Bt trait, it is estimated by AgBioInvestor that the average trait fee paid by farmers for the Bt traits is $10-$20 per acre, with aggregate trait fees estimated at approximately $2.6 billion in corn, $0.7 billion in cotton, and $0.5 billion in soy. At this price, it is estimated that the Bt trait is incorporated in the genetics of seeds that are planted on over 300 million acres. The annual royalties associated with the Bt trait are estimated by AgBioInvestor to be approximately $4.0 billion. It is further estimated by AgBioInvestor that the GMO-based weed management traits are also planted on over 300 million acres and earn annual trait fees estimated to be greater than $3.5 billion.

Cibus believes that novel traits or genetic characteristics in seeds will continue to be the driving force of the plant genetics industry and the growth of the seed business. Given peak acres, there is increasing pressure on improved crop productivity to meet the growing demands for food and food security. The promise of the new gene editing industry is to be a key driver behind a new generation of plant traits that can meet the current and future challenges of farming, in general, and climate change, specifically.

The Breeding Challenge that the Trait Machine Process Addresses

Historically, the introduction of desirable traits in plants was achieved by major seed companies using conventional breeding or by employing transgenic processes. Both traditional breeding and transgenic bioengineering require substantial development time frames. According to a 2022 study from AgBioInvestor, the average time to bring a biotechnology-derived genetic trait to the point of commercialization in 2017-2022 was approximately 16.5 years at a cost of $115.0 million. Conventional breeding techniques, on the other hand, can require approximately 12-15 years. Further, for transgenic techniques, the integration of recombinant DNA typically results in seeds being classified as genetically engineered or bioengineered producing GMOs that are subject to strict filings and specific GMO approvals prior to commercialization. Both methods produce genetic diversity in the genetic material (DNA) of plants: one through traditional breeding methods and the other by making precise changes to the plant’s DNA sequence through the use of tools such as CRISPR-Cas9.

The Trait Machine process transforms a lengthy and random conventional breeding process into a timebound, reproducible, and predictable system.

In contrast, Cibus views gene editing as an extension of plant breeding. The Trait Machine process provides an extension of conventional breeding that provides a standardized gene editing process that operates in an end-to-end semi-automated system that can achieve the identical changes as conventional breeding more precisely and efficiently. The Trait Machine process provides a process that enables plant gene editing to occur in a timebound, reproducible, and predictable process. Importantly, it has the ability to develop the complex traits that are difficult to achieve using conventional breeding technologies. In addition, the Trait Machine process enables the introduction of high value traits directly into a customer’s market-ready varieties or parent lines in a process that takes on average 3 to 5 years. By working directly with a customer’s elite germplasm, the Trait Machine process accelerates the time to market for developed traits.

Our Trait Pipeline and Market Opportunity Updates

We have a pipeline of six productivity traits, four of which are applicable to multiple crops. Three of our traits are developed, meaning that they have been validated in field trials, have been edited into the elite lines of seed company partners and have started “shipping”—being transferred to these partners for pre-commercialization testing. These traits are pod shatter resistance (PSR) in Canola and two herbicide resistance traits (HT1 and HT3) in Rice. In addition, we have three advanced traits (i.e., where the editing process is underway with known edit targets) for Sclerotinia resistance, HT2 (another novel broadleaf herbicide resistance trait), and nutrient use efficiency (“NUE”). Our primary commercial objective is advancing our three developed traits: PSR, HT1 and HT3 into customer commercial lines in Canola (which we use to mean Canola, Carinata, Winter Oilseed Rape and Turnip Rape) and Rice, as further detailed below, and establishing an editing platform in Soybean with which Cibus can edit a customer’s germplasm and return it back to the customer. We also plan to subsequently develop traits in Wheat and Corn.

In light of the nature of our relationship with seed companies, we refer to seed companies as “customers” when we agree to a collaboration process with the joint intent of commercializing the Cibus trait in the customer’s germplasm. All collaboration processes begin with an agreement on the material transfer of the customer’s elite germplasm to us for editing and agreement on the specific edits to be performed. Collaboration processes with seed company customers are generally entered into after we have completed validated field trials for the specific trait in the specific crop and the customer has positively reviewed the edited product and the validated field trials.

Currently, we have certain customers for whom we have commercial contract terms. For others, commercial contract terms will generally be agreed on when we return the customer’s seed with our edit. In each case, there is an understanding that commercial terms are expected to be in line with common industry standards and referenced trait fee ranges based on the specific traits in a specific crop and geography. With the exception of our Sclerotinia resistant trait, there is comparable reference market data and industry information for the trait fee for each trait. Although our Sclerotinia disease trait does not have another disease trait to reference against, there are other traits such as the Bt traits for insect resistance for which market data and industry information provides ranges for determining trait fees as well as the cost of fungicide application to manage the disease. The process for determining trait fees is well established in the industry and involves determining the economic value of specific trait and determining the sharing arrangement between the farmer, the seed company customer and the trait developer.

We added NUE in Canola to our trait portfolio during the second quarter of 2024. Our initial NUE trait is expected to be part of a family of traits relevant to all crops that can make fertilizer use more efficient on a global basis, without compromising the yield that farmers expect. This NUE trait is also our first use of our Trait Machine process to operationalize a third party developed and in-licensed trait, demonstrating the Company’s ability as a development partner to take third party identified gene targets and successfully make edits in our platforms to develop a trait. Because NUE is not yet included in the Company’s core commercial pipeline, we have not yet disclosed potential royalty estimates in our target markets for this trait.

Canola

We believe that the total market for Canola consists of approximately 50 million acres of crop across North America (“NA”), the European Union (“EU”), the United Kingdom, Ukraine, and Australia. The chart below summarizes information relating to our pipeline traits for Canola, including our beliefs with respect to the potential royalties available for Canola in our target market:

Trait	Stage of Development	Years of Field Trials(1)	Years from Edit to Initial Field Trials	Estimated Accessible Acres(2)	Estimated Trait Fee (per acre)(3)		Estimated Potential Target Market Royalties(4)(5)		Principal Geography
PSR	Developed	5	3	28 million	~$	5	~$	142 million	NA/EU
Sclerotinia resistance	Advanced	2	3	30 million	~$	10	~$	300 million	NA/EU
HT2	Advanced	1	4	20 million	~$	5	~$	100 million	NA/EU
Total:	—	—	—	78 million		—	~$	542 million	—

(1)

Following greenhouse trait validation, field trials are generally conducted using customer-specific germplasm lines. “Years of Field Trials” indicate field trial years in which crop progressed to physiological maturity. Sclerotinia resistance is a multi-mode of action trait, meaning that the trait operates through gene edits addressing multiple cellular processes or physiologies that are affected by the disease. For Sclerotinia resistance, years from edit to initial field trial is measured for each mode of action as an independent trait with this chart presenting measurement for Canola in respect of the initial mode of action.

(2)

“Accessible Acres” represent management’s estimate of the number of total acres for the specified geography on which seed with the specified Cibus trait would be planted, which is based on industry sources or references regarding the need for a specific trait in the specific crop and geography or specific jurisdiction, taking into account assumptions about competition, trait relevance, switching costs and adoption timeframes, and various other factors. Among other assumptions, management includes EU acres in determining Accessible Acres. However, access to EU acreage is dependent upon a favorable outcome of the EU legislative process with respect to a currently pending proposal. There can be no assurance that such a favorable outcome will be achieved.

(3)

“Trait Fees” represent management’s assumption regarding the potential per acre fee that may be received by Cibus in respect of the applicable trait, taking into account available market information regarding competitors’ current trait fees as well as assumptions regarding competition, trait relevance and trait value in specific geographies and potential savings to farmers, switching costs, and various other factors. Trait fees are divided between the trait company and the seed company, with the percent of the fee that accrues to the trait developer varying depending on the type of trait, value, and intellectual property protection. Because Sclerotinia resistance is expected to be the first commercial disease trait, there are no directly comparable trait fee reference points. Management estimates that the Sclerotinia resistance trait fee will generally align with the relevant cost of fungicide applications, which are an alternative method to manage disease. See the discussion of Sclerotinia trait fees above. For the remaining trait fees, management also takes into account comparable trait fees currently payable in respect of seeds containing existing commercial traits. Actual Target Market Royalties, if any, could be materially different than those expressed, implied, or anticipated by the estimates presented.

(4)

“Estimated Potential Target Market Royalties” represents (i) management’s estimates of Accessible Acres, times (ii) management’s estimate of the Trait Fee for the specific trait for a specific crop in a specific geography. These figures are calculated based on management estimates and assumptions, which are based on industry references and estimates of key data, such as the number of acres or percentage of total acres for which the trait would be relevant or where the applicable crop is impacted such that it would benefit from a specific trait. In each crop for each trait, the Accessible Acres may vary widely based on the trait, crop, geography, or need. Cibus’ estimates of potential target market royalties also serves as the Company’s estimate of its peak sales for the specific trait and specific crop. This peak would generally be projected to occur several years after commercial availability of seed containing the applicable trait. Accordingly, such calculations should be considered illustrative.

(5)

Calculated based on an estimate of Accessible Acres within a Total Canola Market of approximately 50 million total Canola acres in North America (24.2 million acres), Europe (including the EU (15.3 million acres), the United Kingdom (0.9 million acres), and Ukraine (2.5 million acres)), and Australia (6.5 million acres), obtained from (i) Eurostat, the statistical office of the EU (“Eurostat”), (as of 2023, with respect to the EU), (ii) the United Kingdom’s Department for Environment Food & Rural Affairs (“DEFRA”) (as of 2022, with respect to the United Kingdom), and (iii) the Food and Agriculture Organization of the United Nations (“FAO”) (as of 2021, with respect to Australia, North America, and Ukraine). Potential Target Market Royalties is based on the Company’s estimate of Accessible Acres and Trait Fees.

We currently have ten customers for its PSR and/or Sclerotinia resistance traits. The eight customers advancing our PSR trait in Canola represent approximately 16 million customer Accessible Acres and approximately $80 million in potential initial customer royalties for this trait. This calculation of potential initial customer royalties for our PSR trait is based on the estimated total number of Canola acres planted with seed sold by these Cibus customers. The calculation assumes 16 million acres for which Cibus’ PSR trait fee will apply (i.e., on all of these customers’ Canola acres) and a potential trait fee of approximately $5 per acre. For our PSR trait, four edited germplasm lines have been transferred back to three unique customers (two in 2023 and two in 2024 to date) and additional lines are currently ready to transfer back to seven customers.

Rice

We believe that the market for Rice includes approximately 15 million acres of crop across North America, Latin America and Europe (including the EU and non-EU countries, such as Russia and Ukraine). Based on discussions with customers and other market participants, we currently anticipate that our HT1 and HT3 traits will primarily be utilized as stacked traits within an integrated weed management platform, although in some circumstances there may be more limited opportunities for HT1 or HT3 to be utilized on a stand-alone basis. Accordingly, given our current focus on market demand for such an integrated weed management solution, we are evaluating the market opportunity on this basis. The chart below summarizes information relating to our pipeline traits for Rice, including our beliefs with respect to the potential royalties available for Rice in our target market:

Trait	Stage of Development	Years of Field Trials(1)	Years from Edit to Initial Field Trials	Estimated Accessible Acres(2)	Estimated Trait Fee (per acre)(3)		Estimated Potential Target Market Royalties(4)(5)		Principal Geography
Weed Management Platform (HT1/HT3)	Developed	5(HT1)/2(HT3)	3	9 million	~$	20-40	$200 million	(6)	U.S./South America
Total	—	—	—	9 million		—	$200 million	(6)

(1)	See note 1 to the “Canola” table above.
(2)	See note 2 to the “Canola” table above.
(3)	See note 3 to the “Canola” table above.
(4)	See note 4 to the “Canola” table above.
(5)

Calculated based on an estimate of Accessible Acres within a Total Rice Market of approximately 15 million total Rice acres in North America (2.5 million acres), Latin America (10.8 million acres), and Europe (including the EU and non-EU countries, such as Russia and Ukraine) (1.5 million acres), each obtained from the FAO (as of 2021). Potential Target Market Royalties is based on the Company’s estimate of Accessible Acres and Trait Fees.

(6)	Represents a blended total estimate of the potential target market royalties to be received, assuming HT1 is primarily sold as an adjunct to HT3.

We have agreements with, and have received the elite germplasm of, four leading rice seed companies in the United States and Latin America. Together, it is estimated that these four companies represent approximately 45% of all Accessible Acres for our weed management platform in North America and Latin America, or approximately 4.0 million customer Accessible Acres and over $100 million in potential initial customer royalties. This calculation of potential initial customer royalties is based on the estimated total number of Rice acres planted with seed sold by our customers that we consider Accessible Acres. The calculation assumes 4.0 million acres for which our trait fee will apply and a potential trait fee of between $20 to $40 per acre in the specific geography. The initial edit for these traits was returned to one customer during 2023.

In addition, we believe that the market for Rice includes over 175 million acres of crop across key countries in Asia (India, Bangladesh, Pakistan, Philippines and Thailand), and that there are a total of 75 million Accessible Acres for our herbicide platform in Rice in that geography. We believe that the estimated Trait Fee per Acre in this geography is approximately $2 to $3, yielding approximately $150 million in Potential Target Market Royalties. The regulatory landscape across Asia is substantially less developed and less uniform than in the United States, Latin America and Europe. Accordingly, our ability to access acres in Asia may be highly variable and require additional regulatory compliance on a jurisdiction-by-jurisdiction basis.

Soybean

We are currently in the process of developing an editing platform for soybean. Our soybean single-cell regeneration platform is now expected to be operational, and have initial editing completed, in 2024. We have received the elite germplasm of one customer for potential editing once the soybean platform is operational.

We believe that the total market for Soybean consists of approximately 250 million acres of crop across North America, Latin America and Europe (including the EU, Albania, North Macedonia, the Republic of Moldova, Russia and Ukraine). The chart below summarizes information relating to our pipeline traits for Soybean, including our beliefs with respect to the potential royalties available for Soybean in our target market:

Trait	Stage of Development	Years of Field Trials	Years from Edit to Initial Field Trials	Estimated Accessible Acres(1)	Estimated Trait Fee (per acre)(2)		Estimated Potential Target Market Royalties(3)(4)	Principal Geography
Sclerotinia resistance	Advanced	Awaiting Platform	—	50 million	~$	10	$500 million	U.S./Brazil
HT2	Advanced	Awaiting Platform	—	75 million	~$	5	$375 million	U.S./Brazil
Total	—	—	—	125 million		—	$875 million	—

(1)	See note 2 to the “Canola” table above.
(2)	See note 3 to the “Canola” table above.
(3)	See note 4 to the “Canola” table above.
(4)

Calculated based on an estimate of Accessible Acres within Total Soybean Market of approximately 250 million total Soybean acres in North America (91.6 million acres), Latin America (153.0 million acres), and Europe (including the EU (2.5 million acres) and Ukraine (3.3 million acres)), obtained from Eurostat (as of 2023, with respect to the EU) and from the FAO (as of 2021, with respect to North America, Latin America, and the Ukraine). Potential Target Market Royalties is based on the Company’s estimate of Accessible Acres and Trait Fees.”

Forward Looking Statements

This 8-K contains “forward-looking statements” within the meaning of applicable securities laws, including The Private Securities Litigation Reform Act of 1995. All statements, other than statements of present or historical fact included herein, including statements regarding Cibus’ operational and financial performance, Cibus’ strategy, future operations, prospects, and plans, including the anticipated regulatory environment are forward-looking statements. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “scheduled,” “could,” “would” and “will,” or the negative of these and similar expressions.

These forward-looking statements are based on the current expectations and assumptions of Cibus’ management about future events, which are based on currently available information. These forward-looking statements are subject to numerous risks and uncertainties, many of which are difficult to predict and beyond the control of Cibus. Cibus’ actual results, level of activity, performance, or achievements could be materially different than those expressed, implied, or anticipated by forward-looking statements due to a variety of factors, including, but not limited to: Cibus’ need for additional near-term funding to finance its activities and challenges in obtaining additional capital on acceptable terms, or at all; changes in expected or existing competition; challenges to Cibus’ intellectual property protection and unexpected costs associated with defending intellectual property rights; increased or unanticipated time and resources required for Cibus’ platform or trait product development efforts; Cibus’ reliance on third parties in connection with its development activities; challenges associated with Cibus’ ability to effectively license its productivity traits and sustainable ingredient products; the risk that farmers do not recognize the value in germplasm containing Cibus’ traits or that farmers and processors fail to work effectively with crops containing Cibus’ traits; delays or disruptions in the Company’s platform or trait product development efforts; challenges that arise in respect of Cibus’ production of high-quality plants and seeds cost effectively on a large scale; Cibus’ dependence on distributions from Cibus Global, LLC to pay taxes and cover its corporate and overhead expenses; regulatory developments that disfavor or impose significant burdens on gene-editing processes or products; delays and uncertainties regarding regulatory developments in the European Union; Cibus’ ability to achieve commercial success; commodity prices and other market risks facing the agricultural sector; technological developments that could render Cibus’ technologies obsolete; changes in macroeconomic and market conditions, including inflation, supply chain constraints, and rising interest rates; dislocations in the capital markets and challenges in accessing liquidity and the impact of such liquidity challenges on Cibus’ ability to execute on its business plan; the outcome of any litigation related to the Merger Transactions; the Company’s assessment of the period of time through which its financial resources will be adequate to support operations; and other important factors discussed in the “Risk Factors” section of Cibus’ Annual Report on Form 10-K which was filed with the Securities and Exchange Commission (the “SEC”) on March 21, 2024. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Cibus’ assessment of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement and involves such risks and uncertainties. Accordingly, the Company could use its available capital resources sooner than it currently expects.

In addition, the forward-looking statements included in this 8-K represent Cibus’ views as of the date hereof. Cibus specifically disclaims any obligation to update such forward-looking statements in the future, except as required under applicable law. These forward-looking statements should not be relied upon as representing Cibus’ views as of any date subsequent to the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 17, 2024		CIBUS, INC.

	By:	/s/ Rory Riggs
	Name:	Rory Riggs
	Title:	Chief Executive Officer and Chairman